UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


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[ ]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Information Statement

                     PACIFICAP ENTERTAINMENT HOLDINGS, INC.
               (FORMERLY KNOWN AS CAVALCADE OF SPORTS MEDIA, INC.)
                (Name of Registrant As Specified In Its Charter)
                        Commission File Number: 000-31048


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

                     Pacificap Entertainment Holdings, Inc.
               (formerly known as Cavalcade of Sports Media, Inc.)
                                12868 Via Latina
                            Del Mar, California 92014

                           NOTICE OF ACTIONS TAKEN BY
                           THE BOARD OF DIRECTORS AND
                           WRITTEN CONSENT OF MAJORITY
                                  SHAREHOLDERS


Dear Valued Shareholders:


This information statement is being provided to summarize corporate actions taken over the past several months by Pacificap Entertainment Holdings, Inc., formerly called Cavalcade of Sports Media, Inc. (both hereinafter referred to as "the Company"). Many of these actions have been previously reported to the Securities and Exchange Commission and the public via EDGAR on 8K Current Reports.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS' MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

INCREASE IN AUTHORIZED CAPITAL

On July 14, 2003, stockholders holding a majority of the voting power of the Company (52.35%), by written consent in accordance with the Nevada Revised Statutes, adopted the recommendation of the Board of Directors and amended
Article III of the Company's Articles of Incorporation, increasing the Company's authorized capital to 300,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock. The Articles of Amendment were filed with the Nevada Secretary of State on July 16, 2003. This change was made to enable the Company to engage in future acquisition transactions.

The issuance of any additional shares of Common Stock will have the effect of diluting the equity interests of existing stockholders and the earnings per share of existing shares of Common Stock. Such dilution may be substantial, depending upon the amount of shares issued.

The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock. The amendment to increase the number of authorized shares has no effect on the legal rights of the holders of the existing shares of Common Stock.

REVERSE SPLIT OF COMMON STOCK

On September 4, 2003, the Company effected a reverse split of its issued and outstanding Common Stock on a 1-for-30 basis. The Board of Directors unanimously approved this action, as did holders of the majority (52.598%) of the issued and outstanding shares of Common Stock.

In order to effect a reverse stock split, the Nevada Revised Statutes require that such action be approved by a corporation's Board of Directors and approved by a majority of the outstanding shares entitled to vote. The Nevada Revised Statutes also provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting and without prior notice, if a written consent, setting forth the action so taken, is signed by the holders of a majority of the outstanding shares entitled to vote.

The reverse stock split did not affect any stock holder's proportionate equity interest in the Company, nor did it change any of the rights of the holders of the Common Stock. As a result of that reverse split, the Company reduced its issued and outstanding shares to 1,000,630. Because the Company had incurred losses and was not developing in accordance with its reported plan of operations, the Board considered alternative business strategies and explored

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
merger and acquisition candidates. The Board felt it was advisable and in the best interest of the shareholders to make the Company more attractive to a potential business partner, and recommended that the Company take this action. It was the hope and intention of the Company to follow the reverse split with a plan of reorganization and finally a merger with the ultimate objective of increasing shareholder value, and to increase the marketability and liquidity of the Common Stock. Fractional shares were rounded upward. We did not issue new stock certificates

Federal Income Tax Consequences Of The Reverse Stock Split

The following is a summary of the material federal income tax consequences of the reverse stock split. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and proposed regulations, court decision and current administrative rulings and pronouncements of the Internal Revenue Service, all of which are subject to change, possibly with retroactive effect, and assumes that the newly issued common stock will be held as a "capital asset" (generally, property held for investment) as defined in the Code. Holders of the current common stock are advised to consult their own tax advisers regarding the federal income consequences of the proposed reverse stock split in light of their personal circumstances and the consequences under, state, local and foreign tax laws.

1. The reverse stock split will qualify as a recapitalization described in
Section 368(a)(1)(E) of the Code.

2. No gain or loss will be recognized by the Company in connection with the reverse stock split.

3. No gain or loss will be recognized by a shareholder who exchanges all of his shares of current common stock solely for shares of post-reverse split common stock.

4. The aggregate basis of the shares of post-reverse split common stock to be received in the reverse stock split (including any whole shares received in lieu of fractional shares) will be the same as the aggregate basis of the shares of current common stock surrendered in exchange therefore.

5. The holding period of the shares of post-reverse split common stock to be received in the reverse stock split (including any whole shares received in lieu of fractional shares) will include the holding period of the shares of current common stock surrendered in exchange therefore.

PLAN AND AGREEMENT OF REORGANIZATION

On September 19, 2003, Cavalcade of Sports Media, Inc. and Pacificap Entertainment, Inc. effectuated a Plan and Agreement of Reorganization (the "Plan") in accordance with 368(a)1(B) of the Internal Revenue Act. In accordance with that Plan, all of the 18,000,000 issued and outstanding Common Stock shares of Pacificap Entertainment, Inc. were exchanged for 18,000,000 new shares of the Common Stock of Cavalcade of Sports Media, Inc. The exchange ratio, therefore, was one (1) share of Cavalcade of Sports Media, Inc. Common Stock for each single (1) share of Cavalcade of Sports Media, Inc. (1:1).

MERGER

After the Plan took effect, the President of the dissolved Pacificap Entertainment, Inc., Michael Riley, joined the Board of Directors. The Company's Board now consists of: Michael Riley, Chairman of the Board; Ed Litwak, Director, and Don Parsons, Director. Ed Litwak and the Company have entered into a three year Employment Agreement, and he will serve as interim President through June of 2004 or until a suitable replacement is found, after which time Mr. Litwak shall become President of the Cavalcade Broadcast Division of the Company. Management believes that this change of business direction will increase our profitability and the total value of the corporation to our investors.

As scheduled in the Plan, a short form merger was filed by Cavalcade of Sports Media, Inc. and its wholly owned subsidiary, Pacificap Entertainment, Inc. Contemporaneously with the closing, the Company's name changed to Pacificap Entertainment Holdings, Inc.

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
To effectuate the short form merger, the Company complied with the merger statutes of Nevada and California, which entailed the filing of Articles of Merger and Plan and Agreement of Reorganization with the Secretary of State of Nevada, and the filing of a Certificate of Ownership with the Secretary of State of California which reflected that Pacificap Entertainment, Inc. was wholly owned (100%) by Cavalcade of Sports Media, Inc. The new symbol for the Company is "PFEH"


EFFECT ON CERTIFICATES EVIDENCING SHARES OF CAVALCADE OF SPORTS MEDIA, INC.

The change in the name of Cavalcade of Sports Media, Inc. will be reflected in the stock records by book-entry in the Company's records. For those shareholders that hold physical certificates, please do not destroy or send to the Company stock certificates. Those certificates will remain valid and will be adjusted in accordance with the reverse split, name change and increase in authorized capital when you present the certificate for transfer or sale.

DISSENTER'S RIGHTS

The Nevada Revised Statutes do not provide for dissenters' right of appraisal in connection with the name change, the increase in authorized shares of common stock or in connection with the reverse stock split.

BUSINESS OF PACIFICAP

Pacificap Entertainment Holdings, Inc.'s business plan was modeled to restructure the risk profile of film production, while maximizing the ancillary profits from marketing, merchandising and licensing. The management of Pacificap Entertainment, Inc., the California subsidiary that is now part of the Company, has over 20 years of experience in financing, marketing and merchandising in the movie, music, and corporate industry.

Pacificap had developed a structured approach that evolved from altering the risk profile of investing in movies, while participating in the equity profit of the film by participating in the following ways:

-    Leveraging film-financing funding;

-    Aligning with strategic content providers;

-    Acting as a merchant bank from the risk profile in the production of films;

- Developing continued cash flow from production fees, licensing fees, marketing, and merchandising;

- Participating in the equity profit of each film without deploying corporate capital;

The Company:

     Pacificap is taking a structured approach that evolved from altering the risk profile of investing in movies, while participating in the equity profit of the film. The operating schematic is made up of several divisions: The Urban Division; the Animation Division; and the Specialty Opportunity Division.

     This genre has a specific appeal to a young demographic segment of the population that is 10-25 years of age, and in Management's opinion, highly merchandisable. By targeting this segment, the Company will directly address one of the entertainment industry's most lucrative sectors: a $60 billion dollar teen and youth market. Content providers in this space can be affiliated with the music, sports and fashion industry. Examples of these types of films would be "American Pie", "Final Destination", " Barbershop", and "Drumline".

     Management believes the key to successfully exploiting this genre is to develop partnerships with content providers with a history of elevating financial returns through lower production cost. Pacificap is currently under negotiations with a number of reputable content providers in this market space.

Comparable Films

                           American Pie          Barbershop         Final Destination       Drumline
----------------------- --------------------- -------------------- --------------------- --------------------
Total Budget            $12 million           $23 million          $20 million             $11 million
----------------------- --------------------- -------------------- --------------------- --------------------
US Box Office           $75 million           $53 million          $55 million           $102 million
----------------------- --------------------- -------------------- --------------------- --------------------
Gross Profit            $63 million           $30 million          $35 million             $91 million
----------------------- --------------------- -------------------- --------------------- --------------------

The gross profit of these comparable films does not include TV, soundtracks, DVD, Foreign Box Office or merchandising.

Animation Division

     Historically, computer animated motion pictures have cost on average in excess of $100 million per film to produce. Recent technological advances make it possible to produce comparable quality films for under $30 million. Pacificap Animation's mission is to create family entertainment franchises/brands and launch as full-length computer animated motion pictures and exploit them in all markets worldwide. The Company will provide a platform so the animated movies can merchandise and license products on an international bases.

Some pertinent facts are about this market include:

* The Largest historical licensing/merchandising properties have been motion pictures (Star Wars, Lion King, Pokeman, Batman). All have generated retail product sales in excess of $1 billion and continue to generate revenue.

* Family entertainment properties generate more home video revenue per title than non-family entertainment films. Parents tend to purchase these videos rather than rent. Shrek has generated over $400 million in video revenue and continues to sell well. "Ice Age" is expected to be the largest home video title in the history of 20th Century Fox.

* Computer animated theatrically released films are an excellent platform for introducing kid's franchises/brands into the marketplace. A successful franchise will generate significant revenues for many years from a variety of markets.

* Video Games based on computer-animated films are among the hottest titles in the gaming business.

* Toys based on entertainment licenses represent over 60% of the industry in the U.S.

The Company's present management team has over 20 years of experience in promotions, and licensing and merchandising with movie studios, music studios and business entities. For example, management has developed marketing and merchandising alliances with McDonald's, Disney, Paramount, and many others. This strategically positions the Company to drive corporate revenue and create shareholder value by:

1. Partnering with animation studios that can closely monitor the development and labor-intensive computer animation work;
2. Partnering with major motion picture studios to finance the P & A and/or distribute the films;
3. Retaining control of underlying property rights and managing the exploitation of those rights through TV, video games, publishing, merchandising, and licensing;
4.   Creating a recognized branded enterprise with long-term value;
5.   Pre-selling licensing/merchandising rights and video game rights;
6.   Seeking tax-related incentives offered by governments worldwide.

Pacificap will form strategic alliances with numerous entities in the following industries:

Film/TV
Video Games
Toys/Licensing
Advertising/Consumer products
Retail

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

      Comparable Films

                                   Jimmy                Toy       Toy                 A Bug's    Ice
                        Shrek    Neutron    Monsters   Story     Story II   Antz       Life      Age       Total      Average
                        --------- -------- ---------- --------- --------- --------- ---------- -------- ---------- ------------
US Box Office           268,000    81,000    260,000   192,000   246,000    91,000    185,000  150,000  1,473,000     184,125
Dom Theatr Rentals      120,600    36,450    117,000    86,400   110,700    40,950     83,250   67,500    662,850      82,856
Intl Theatr Rentals      60,300    18,225     58,500    43,200    55,350    20,475     41,625   33,750    331,425      41,428
WW Video                361,800   109,350    351,000   259,200   332,100   122,850    249,750  202,500  1,988,550     248,569
Pay TV                   20,000    14,580     20,000    20,000    20,000    16,380     20,000   20,000    150,960      18,870
Network                  50,000    20 000     50,000    25,000    25,000     5,000      5 000   15,000    195,000      24 375
Syndication              10,000     7,290     10,000    10,000    10,000     8,190     10,000   10,000     75,480       9,435
WW TV                    40,000    20,935     40,000    27,500    27,500    14,785     17,500   22,500    210,720      26,340

Total rentals           662,700   226,830    646,500   471,300   580,650   228,630    427,125  371,250  3,614,985     451,873

Negative Cost           115,000    28,000    130,000   130,000   130,000    80,000    130,000   45,000    788,000      98,500
Total Release Costs     268,000    81,000    260,000   192,000   246,000    91,000    185,000  150,000  1,473,000     184,125
Residuals                57,876    19,810     56,461    41,160    50,710    19,967     37,302   32,423    315,709      39,464
Participations           11,091     4,901     10,002     5,407     7,697     1,883      3,741    7,191     51,914       6,489
Total costs             451,967   133,711    456,463   368,567   434,407   192,850    356,043  234,614  2,628,623     328,578

Gross Profit            210,733    93,119    190,637   102,733   146,243    35,780     71,082  136,636    986,362     123,295

Assumptions:
1. Many of the numbers are estimated due to difficulty in assessing current figures. Box Office numbers from Variety

Special Opportunity Division

     Special Opportunity films are those that are brand oriented, have a unique marketing opportunity and have an existing viewer base. This category of film is either event driven or franchise driven.

     An event driven project would be one that has an existing fan base such as sports (NFL Football) or a sports event (Nascar Racing) or a topical event that has a strong viewer appeal. These films monetize an existing fan demographic through fan attendance, and are highly merchandisable through fan loyalty.

     Franchise driven films are those that are popular through an already existing public profile within a different medium. The most obvious is a popular book series that has core support and will lend itself to marketing, video games, merchandising, and licensing.

     It is the Company's strategy to have corporate sponsorship, which allows corporations to participate in the negative costs as well as branding through merchandising and marketing. This provides lower production cost and greater return on each film. Management's strength is its experience in product branding in the entertainment industry. Company CEO Allan Brown is recognized as the industry leader in product branding.

NEW EXECUTIVE BIOGRAPHIES AND EXECUTIVE COMPENSATION

Michael S. Riley - Chairman

Michael S. Riley has worked for over 20 years in banking, corporate finance, and international law. From 2001 to the present, Mr. Riley has served as Chairman of Imperial Credit Industries, Inc. In addition, he was Chairman, until it's sale, of one of Hollywood's largest independent entertainment financing entities, the Lew Horwitz Organization. This led Mr. Riley to establish and develop the current entertainment financing and marketing corporation of Pacificap Entertainment, Inc.

Mr. Riley established Recreational Holdings, the largest consolidation of automotive/ marine/ recreational retailing in the United States. Mr. Riley also served as Assistant State Attorney for the 17th Judicial Circuit in Florida, special counsel to federal and state law enforcement agencies, and has conducted seminars throughout the United States. He has received numerous honors in the business and private sectors, most recently the Los Angeles Chapter of the Muscular Dystrophy Association's 2003 Jerry Buss Humanitarian Award.

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
Marlon R. Muller - Senior Vice President

Marlon R. Muller has a broad background in business financing, with particular expertise in the entertainment and communications industries. Most recently, prior to joining Pacificap, he served as financing executive at Seven Arts Signature International, where he was responsible for raising financing for feature film production. On the venture capital side, he has negotiated and structured numerous investment and financing transactions, including: private equity investments in internet and media companies. Mr. Muller is a graduate of Princeton University and spent several years on Wall Street at the financial institutions of Solomon Smith Barney and Brown Brothers Harriman.

As of the date of this Information Statement, with the exception of Ed Litwak, with whom the Company signed an Employment Agreement, all executive officers and directors of the Company are reimbursed for any out-of-pocket expenses incurred by them on behalf of the Company. Except for Mr. Litwak, none of the Company's directors or officers are party to employment agreements with the Company. The Company presently has no pension, health, annuity, insurance, profit sharing or similar benefit plans. Mr. Litwak's Agreement has a term of 3 years, and his annual salary is $120,000.

ANNUAL REPORT AND QUARTERLY REPORT

A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, which will be filed with the SEC pursuant to the Exchange Act, will be available on EDGAR on or before March 30, 2004, unless an extension is requested, in which case it will be on file on or before April 15, 2004. The Company's last quarterly report for the quarter ended September 30, 2003 is being mailed to you along with this Information Statement and is hereby incorporated by reference into this Information Statement.


WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. This Information Statement is furnished only to inform our shareholders of the actions described above in accordance with Rule 14c-2 promulgated under the Securities Act of 1934. This Information Statement is being mailed to you on or about December 19, 2003.




By order of the Board of Directors,

/s/ Ed Litwak
----------------------------
Ed Litwak
President

/s/ Michael Riley
----------------------------
Michael Riley
Chairman of the Board

/s/ Don Parson
----------------------------
Don Parson
Director


Del Mar, California
December 18, 2003

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
EXHIBIT INDEX:

2.1*           Exchange Agreement

3.16** Articles of Amendment to the Articles of Incorporation of Cavalcade of Sports Media, Inc. increasing capital structure, filed July 16, 2003 in Nevada.

10.21***       Articles of Merger (Nevada)

10.22***       Certificate of Ownership (California)




*  Filed with current report on 8K/A, September 24, 2003.
** Filed with current report on 8K, July 23, 2003
***Filed with current report on 8K, December 10, 2003

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